Exhibit D-8 FERC Order, dated October 15, 2001

UNITED STATES OF AMERICA 97 FERC ¶ 61,053
FEDERAL ENERGY REGULATORY COMMISSION

Before Commissioners:	Pat Wood, III, Chairman; William L. Massey, Linda Breathitt, and Nora Mead Brownell.

NUI Corporation/NUI Utilities, Inc.	Docket No. CP01-358-000
and
C&T Enterprises, Inc./Valley
Energy, Inc.

ORDER ISSUING NATURAL GAS ACT SECTION 7(f) SERVICE AREA DETERMINATION AND
GRANTING RELATED WAIVERS

(Issued October 15, 2001)

     This order grants the joint application filed on May 4, 2001, by NUI Corporation/NUI Utilities, Inc. (NUI) and C&T Enterprises, Inc./Valley Energy, Inc., (C&T) for C&T to succeed to NUI’s existing service area determination under section 7(f) of the Natural Gas Act (NGA).1 We are granting C&T’s application based on our finding that such approval is required by the public interest to allow continued operation of the subject facilities under the prevailing conditions. For the same reason we are granting C&T’s request that the Commission: (1) find that C&T will qualify as a local distribution company (LDC) for purposes of section 311 of the Natural Gas Policy Act of 1978 (NGPA);2 and (2) grant a waiver of the Commission’s accounting and reporting requirements and other regulatory requirements ordinarily applicable to natural gas companies under the NGA and NGPA.

I.   Background/Proposal

     In 1994, NUI acquired facilities consisting of approximately 10 miles of 8-inch and 4-inch transmission lines and approximately 127 miles of 8-inch and smaller diameter distribution mains located in Pennsylvania and New York from Pennsylvania & Southern Gas Company (Pennsylvania and Southern). The facilities are know as NUI’s Waverly and Valley Cities Divisions. The Waverly Division distributes natural gas to approximately 1300 retail customers

1We note that while NUI and C&T filed a joint application, the only Commission authorization required under the application applies solely to C&T. NUI requests any authorization the may be required to terminate, relinquish, and/or transfer its existing NGA section 7(f) authorization to C&T. No authorization is necessary.
[2]15 U.S.C. § 3371 (1994).

in Chemung and Tioga Counties, New York and is subject to regulation by the New York Public Service Commission (NYPSC). The Valley Cities Division distributes natural gas to approximately 500 retail customers within eleven communities in Bradford County, Pennsylvania and is subject to regulation by the Pennsylvania Public Utility Commission (Pennsylvania PUC). The facilities of both divisions are connected to each other by less than one mile lengths of 8-inch and 4-inch diameter distribution mains located between Waverly, New York and Sayre, Pennsylvania. Both distribution systems receive their gas supply from the interstate natural gas transmission facilities of the Tennessee Gas Pipeline Company.

     In an order issued on April 7, 1994, the Commission granted NUI’s request for a service area determination for the facilities it intended to acquire from Pennsylvania & Southern.3 In the order, the Commission determined, inter alia, that NUI made no sales for resales in the proposed service area, that NUI’s rates were regulated by the NYPSC and the Pennsylvania PUC, and that NUI did not have an extensive transmission system.4

     NUI and C&T have entered into an Asset Sale Agreement, dated October 4, 2000, under which NUI intends to sell to C&T all the assets of its Waverly and Valley Cities Divisions gas distribution systems. After C&T acquires those facilities, its wholly owned subsidiary, Valley Energy, will be responsible for operation of the facilities and will be regulated as a local natural gas distribution company (LDC) by the Pennsylvania PUC and the NYPSC.

     C&T states that it will operate the facilities in the same manner as they have been operated by NUI. C&T states further that it will not make sales of natural gas for resale in the service area and that it does not operate an extensive transmission system. C&T represents that the facilities will have no effect on any neighboring distribution systems.

II.   Interventions

     Notice of this application was published in the Federal Register on May 16, 2001 (66 Fed. Reg. 27,086). No protests, motions to intervene or notices of intervention were filed.

III.   Discussion

     A service area determination under section 7(f) is appropriate where a natural-gas company, with facilities that cross state lines, is engaged primarily in the local distribution of natural gas.5 This determination enables LDCs to enlarge or expand facilities to supply market requirements without further Commission approval. We use four factors to evaluate requests for a service area determinations: (1) whether the company makes sales for resale in the proposed area; (2) whether the company’s rates are regulated by state or local agencies; (3) whether the

[3]See NUI Corp. and Pennsylvania and Southern Gas Co., 67 FERC § 61,031 (1994).
4Id., at 61,102.
[5]See,e.g., Iowa-Illinois Gas and Electric Company, 71 FERC § 61,311 (1995); Great Plains Natural Gas Company, 63 FERC § 61,301 (1993).

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company has an extensive transmission system; and (4) whether there will be a significant effect on neighboring distribution companies.6

     We have already examined these factors in making service area determination for NUI’s Waverly and Valley Cities Divisions. Now, the only difference is that C&T will replace NUI as the operator in both divisions. As with its predecessor, C&T will not make sales for resale in the service area and its rates will continue to be regulated by the NYPSC and Pennsylvania PUC. The facilities are not an extensive transmission system, and C&T will be the only company providing retail gas service in the service area. Thus, we find it appropriate to determine that the operation of these facilities will remain a section 7(f) service area upon their acquisition by C&T. Further, we note that the service area determination will relieve C&T of Commission regulation otherwise applicable to the transportation of natural gas and the enlargement or extension of its facilities within the service area.

     As to C&T’s request that it be treated as a LDC for purposes of section 311 of the NGPA, the Commission has previously held that section 7(f) companies should be treated as such.7 Although C&T will own a gas main that crosses state lines, it will operate as a LDC within the proposed service area.

     As to C&T’s request for waiver of regulatory requirements, we note that, notwithstanding a section 7(f) service area determination, a company remains a natural gas company under the NGA.8 However, in granting section 7(f) service area determinations, the Commission has included appropriate regulatory waivers.9 To avoid the unnecessary burden of duplicative regulatory requirements we will grant the request for waiver of the Commission’s regulatory requirements, including reporting and accounting requirements.

     Approval of this application does not constitute a major Federal action significantly affecting the quality of the human environment.

     At a hearing held on October 11, 2001, the Commission on its own motion received and made a part of the record in this proceeding all evidence, including the applications, and exhibits thereto, submitted in support of the authorizations sought herein, and upon consideration of the record.

The Commission orders:

     (A)  C&T is granted a service area determination pursuant to section 7(f) of the NGA, as described herein and more fully in the application.

[6]See, e.g., Greeley Gas Company, 71 FERC § 61,306 (1995).
[7]Greeley Gas Company, 71 FERC § 61,306 (1995); Great Plains Natural Gas Company, 63 FERC § 61,301 (1993); and Indiana Utilities Corporation, 59 FERC § 61,049 (1992).
[8]See, e.g., Kansas Power and Light Company, 47 FERC § 61,331 (1989).
[9]See, e.g., NUI Corporation and Pennsylvania & Southern Gas Company, 67 FERC § 61,031 (1994).

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     (B)  C&T is determined to be an LDC for purposes of section 311 of the NGPA.

     (C)  C&T is granted waiver of the Commission’s accounting and reporting requirements and other regulatory requirements (See, e.g., 18 C.F.R. Parts 158, 201, 216 and 225 and §§ 260.1 and 260.2) usually required for natural gas companies under the NGA and NGPA, as discussed in this order.

By the Commission.

( S E A L )

David P. Boergers, Secretary

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